Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts



Nuveen California Dividend Advantage Municipal Fund
811-09161


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as Appendix K and Appendix L, respectively, under
Conformed Submission Type DEF 14A, accession number 0001193125-14-241379, on June 19, 2014.